Annual Incentive Plan

The plan year for purposes of the Commercial Vehicle Group, Inc. Annual Incentive Plan (the “Plan”) will be each year, coinciding with Commercial Vehicle Group, Inc.’s (the “Company”, or ”CVG”) fiscal year. The performance measures under the Plan are exclusively financial in nature and will include revenues, operating profit margin and operating profit after return on average invested capital (ROAIC), unless otherwise determined by the Compensation Committee of the Board of Directors (the “Compensation Committee”). The actual incentive plan metrics and weightings for each plan year shall be determined by the Compensation Committee.
Participation
New hires selected to participate in the Plan will be eligible to participate in the first year of employment with the first year’s award pro-rated based on the number of complete calendar months worked in the plan year, unless otherwise indicated at hire.

Plan Payout Approach
Awards under the Plan shall be paid as wages as a separate line item, or via separate check through the normal payroll process. All awards paid under the Plan shall be subject to applicable tax withholding requirements. Participants must be actively employed on the date of payout to receive an award payment, unless determined otherwise by the Compensation Committee. Participants who are terminated for any reason prior to the payout date will forfeit their calculated award, unless determined otherwise by the Compensation Committee. The disposition of individual questions, disputes or exceptions will be determined by the Chief Financial Officer and Chief Executive Officer. Any inquiry or dispute regarding the Plan, or payments under the Plan, must be directed in writing to the Chief Human Resources Officer.

Administration
The Plan will be administered by the Compensation Committee, with support from the Chief Human Resources Officer and the Chief Financial Officer. The Compensation Committee has the discretion to review, modify and approve the calculation of the annual performance goals and determine the amount of any award payable under the Plan for the sole purpose of ensuring that the incentive payments are calculated with the same intentions in which the targets have been set for the applicable plan year, including making adjustments to eliminate the effects of restructuring and other (income) expenses not foreseen at the time the performance goals were established, which may include:

•	Significant changes in accounting policies

•	Third party costs associated with non-integration, merger & acquisition expense

•	Early extinguishment of debt

•	Significant gains or losses on the unplanned sale of a business segment or property

•	Restructuring costs associated with workforce reductions

Annual Incentive Plan

•	Significant asset impairment charges, excluding reserves made in the normal course of business

•	Benefits or expenses associated with significant changes in deferred taxes

•	FX moves against US currency

•	Unusual material legal settlements, exclusive of defense or litigation costs

In addition, the Compensation Committee has the discretion to increase or decrease the payouts based on significant differences in individual performance of each of the executive offers or other Plan participants.

The existence of a plan does not guarantee a payment under the Plan and CVG reserves the right to amend or eliminate the Plan at any time. Participation in the Plan in any one year is not a guarantee of the right to participate in the Plan in future years. Participants must continue to satisfy the requirements of the Plan in order to participate. Participants shall also be subject to all applicable conduct and performance standards including, without limitation, the Company’s Code of Ethics, at all times while performing transactions for which awards are payable hereunder. The Chief Executive Officer may cancel an award related to, or in recognition of, a particular transaction if the Company discovers that the Participant to whom the award is owed has violated any of the above conditions. If the Company discovers such a violation after it has paid an award, the Company reserves the right to pursue any means allowed by law to recover the amount of such an award.

Payments will be calculated under the Plan utilizing published metrics as determined by the Compensation Committee. Calculated payments will be presented to the Compensation Committee for review and approval prior to payment.

General

The Plan, participation hereunder, and/or receipt of an award shall neither create nor constitute a contract of employment. Neither the Plan nor participation hereunder shall guarantee future employment for any period of time. Participants remain employees at will, and either the Company or a Participant may terminate the Participant’s employment at any time for any reason.

Payments under the Plan will not be taken into account for purposes of calculating a Participant’s benefits under any of the Company’s other employee benefit plans or arrangements unless otherwise expressly and specifically provided in such benefit plan or arrangement.

Annual Incentive Plan

The Plan is unfunded and a Participant’s rights under the Plan will be equivalent to that of an unsecured general creditor of the Company. The Plan is intended to be exempt from Internal Revenue Code section 409A and will be administered accordingly.